Exhibit 99.1

THIRD AMENDMENT TO AMENDED
AND RESTATED CREDIT AND SECURITY AGREEMENT

This Third Amendment to Amended and Restated Credit and Security Agreement is entered into as of September 15, 2008, by and between Tier Technologies, Inc., a Delaware corporation, Official Payments Corporation, a Delaware corporation and EPOS Corporation, an Alabama corporation ("Borrower") and City National Bank, a national banking association ("CNB").

RECITALS

A.    Borrower and CNB are parties to that certain Amended and Restated Credit and Security Agreement, dated as of March 6, 2006, as amended by that certain First Amendment to Amended and Restated Credit and Security Agreement dated as of March 20, 2007, and that certain Second Amendment to Amended and Restated Credit and Security Agreement dated as of September 20, 2007 (the Credit Agreement, as herein amended, hereinafter the "Credit Agreement").

B.    Borrower and CNB desire to supplement and amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1.    Definitions.  Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Credit Agreement.

2.    Amendments.  The Credit Agreement is amended as follows:

2.1 Section 1.17 of the Credit Agreement is amended in its entirety to provide as follows:

"1.17    'Termination Date' means September 30, 2009.  Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to Section 8.3; the date of any such termination will become the Termination Date as that term is used in this Agreement"

2.2 Section 6.7.2 of the Credit Agreement is amended in its entirety to provide as follows:

“6.7.2    Liquidate, dissolve, merge or consolidate, or commence any proceedings therefor, provided that, a Subsidiary may merge, consolidate or distribute its assets into another Subsidiary or into Borrower and Borrower may consolidate or become consolidated with or under any other entity so long as (a) Borrower shall be a continuing or surviving legal entity and (b) all obligations of Borrower hereunder shall continue in full force and effect.”

2.3	Section 9.6 of the Credit Agreement is hereby amended by deleting the phrase "David E. Fountain, SVP/CFO" and inserting in its place and stead the phrase "Ronald W. Johnston, Sr. Vice President/CFO.

3.    Existing Agreement.  Except as expressly amended herein, the Credit Agreement shall remain in full force and effect, and in all other respects is affirmed.

4.    Conditions Precedent.  This Amendment shall become effective upon the fulfillment of all of the following conditions to CNB's satisfaction:

4.1 CNB shall have received this Amendment duly executed by Borrower.

5.    Counterparts.  This Amendment may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

6.    Governing Law.  This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with, and governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

"Borrower"

Tier Technologies, Inc., a Delaware corporation

By:  /s/ Ronald W. Johnston
       Ronald W. Johnston, Senior Vice President/Chief Financial Officer

Official Payments Corporation, a Delaware corporation

By:  /s/ Ronald W. Johnston
       Ronald W. Johnston, Senior Vice President/Chief Financial Officer

EPOS Corporation, an Alabama corporation

By:  /s/ Ronald W. Johnston
       Ronald W. Johnston. Senior Vice President/Chief Financial Officer

"CNB"

City National Bank, a national
banking association

By:  /s/ Sascha Anderson
         Sascha Anderson, Vice President